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                                 EXHIBIT 99.2

On January 8, 1997, the Registrant issued the following press release:


"FOR IMMEDIATE RELEASE                           Contact:  Donald H. Stevens
 ---------------------                                      Laura M. Burford
                                                              (303) 572-3900



                   BARRETT ANNOUNCES $278 MILLION PRELIMINARY
                      CAPITAL EXPENDITURE BUDGET FOR 1997


DENVER, COLO., JANUARY 8, 1997 -- Barrett Resources Corporation (NYSE: BRR) announced today that the Company's preliminary capital expenditure budget for 1997 is $278 million as compared to capital expenditures in 1996 of approximately $237 million. The 1997 budget will be shared between the Company's three core areas of the Rocky Mountains at $70 million, the Mid-Continent at $53 million and the Gulf of Mexico at $114 million. The preliminary budget also includes $25 million for strategic acquisitions in the Company's core areas and $16 million for international activities in Peru. This budget will allow the Company to participate in approximately 290 wells.

Separately, the Company announced it has reached an agreement on the 1997 price with the purchaser of Barrett's Hugoton natural gas production under the parties' long-term purchase agreement. Under this agreement, Barrett will receive a price tied to a Mid-Continent index determined each month minus up to 20 cents per MMBtu for gathering services.

Barrett Resources is a Denver-based independent natural gas and crude oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties and activities are focused primarily in the Rocky Mountain region of Colorado and Wyoming, the Mid-Continent area of Kansas, Oklahoma, Texas and the Gulf of Mexico.

                                      ###"